EXHIBIT 11.1

                         FHP INTERNATIONAL CORPORATION
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (unaudited)

                                                          For The
    (amounts in thousands,                          Three Months Ended
    except per share data)                             September 30,

                                                1995              1994
                                              ________           _______
    Primary earnings per share
    attributable to Common Stock:
       Net income attributable to
         Common Stock                          $ 7,320           $15,215
                                              ========           =======
       Weighted average number of
         common shares and common
         share equivalents:

           Common Stock                         40,221            39,553
           Assumed exercise of options             795             1,299
                                              ________           _______

               Total shares                     41,016            40,852
                                              ========           =======
       Primary earnings per share
         attributable to Common Stock          $  0.18           $  0.37
                                              ========           =======
    Fully diluted earnings per share:

        Net income attributable to
          Common Stock assuming
          conversion of Series A
          Cumulative Convertible
          Preferred Stock                      $13,878           $20,702
                                              ========           =======
        Weighted average number of
          common shares and common
          share equivalents:

            Common Stock                        40,221            39,553
            Assumed exercise of options            800             1,682
            Assumed conversion of
             Series A Cumulative
             Convertible Preferred Stock        16,968            16,961
                                              ________           _______
                Total shares, assuming
                 full dilution                  57,989            58,196
                                              ========           =======

        Fully diluted earnings per share       $  0.24(1)        $  0.36
                                              ========           =======

(1) This computation is submitted in accordance with Regulation S-K, Item 601 (b)(11) although it is contrary to paragraph 40 of Accounting Principles Board Opinion No. 15 because it produces an anti-dilutive result.